Exhibit 10.2 – Employment Agreement with Thomas J. Sullivan.

Mr. Thomas J. Sullivan

Re:	Offer of Employment with Symmetry Medical, Inc.

Dear Tom:

On behalf of the Board of Directors of Symmetry Medical, Inc., I am pleased to offer you the position of Symmetry’s President and Chief Executive Officer.  In your capacity as President & CEO you will report directly to the Board of Directors and be responsible for all facets of Symmetry’s business.  Other terms and conditions of this offer are set forth below for your review.

Your employment with Symmetry will begin on January 17, 2011 (the “Commencement Date”).  You will be appointed to the Board of Directors of the Company within thirty (30) days of the Commencement Date.  We anticipate that you will be appointed to the Board of Directors of many or all of our subsidiaries.  Compensation for service on any and all boards is included in the terms set forth below.

You will be based at our Warsaw, Indiana corporate offices, although would obviously travel to all of Symmetry’s facilities and offices worldwide.  You will be expected to devote your full business time to the performance of your duties to Symmetry.

We offer a very competitive compensation package, consisting of both cash and equity compensation, as well as a comprehensive benefits package.  Details regarding the compensation package to which you will be entitled upon acceptance of our offer are set forth below:

Base Salary

Your initial annual salary will be $500,000.  Your salary will be subject to periodic review by the Board of Directors and will not be decreased during your employment without your consent (the “Base Salary”).

Bonus Plan

You will be eligible to participate in the Company’s Incentive Bonus Plan, with a target award at 70% of your Base Salary.  Payment amounts under the Bonus Plan are dependent upon your and the Company’s achievement of performance metrics established by the Board of Directors with your input.  Your target bonus percent may be adjusted from 0 – 2 times the target, depending on performance against those targets.  We will guarantee you a bonus during 2011 of 50% of your target bonus level.

Sign-On Bonus

We understand that you will forfeit certain amounts of compensation if you leave your current employer prior to February 14, 2011; we also want you to begin your employment with the beginning of 2011.  To enable you to avoid that loss, while starting at Symmetry on the Commencement Date, we will pay you the amounts set forth in this paragraph, as well as additional restricted stock as set forth in the following paragraph.  Within thirty (30) days of the Commencement Date, we will pay you $100,000, less applicable tax and other deductions (the “Sign-On Bonus”) in cash or stock, at your election. The Sign-On Bonus shall be repaid to the Company within thirty (30) days following any termination of your employment (the date of any such termination, the “Termination Date”) (x) by you without Good Reason (and not due to death or Disability) as that term is defined in the Executive Benefit Agreement; or (y) by Symmetry for Cause as that term is defined in the Executive Benefit Agreement, in either case, prior to 24 months after the Commencement Date.  The amount that must be repaid is 100% of the Sign-On Bonus if such termination occurs on or before December 31, 2011 and 50% of the Sign-On Bonus if such termination occurs on or after January 1, 2012.  If your employment begins after the Commencement Date defined above, the Sign-On Bonus will not be offered.

Restricted Stock Grant and Program

Within thirty (30) days of the Commencement Date the Board of Directors will grant to you shares of Symmetry common stock valued at $1,500,000 on the date of grant, pursuant to the Company’s 2004 Equity Incentive Plan (the “Restricted Stock Grant”).  The Restricted Stock Grant will be vested on two different terms described more fully below.  Actual number of shares granted and vesting is based on both the passage of time and performance.

This figure contains $450,000 in value that is designed to compensate you for compensation lost as a result of leaving your current employer prior to February 14, 2011 and meeting the Commencement Date.  Accordingly, if your employment begins after the Commencement Date, then the Restricted Stock Grant will equal $1,050,000 rather than $1,500,000.  This reduction will reduce the first of the three “Time Based Vesting” groups from $300,000 to $0 and reduce the remaining 2 annual vesting groups by $75,000 each.

Time Based Vesting

$900,000 in value of the Restricted Stock Grant (the “Time Based Grant”) will vest in three amounts on different time periods.  The first 1/3 of the Time Based Grant will vest immediately.  One half of the remaining Time Based Grant will vest on the first anniversary of the Commencement Date and the other half will vest on the second anniversary of the Commencement Date.  If your separation is triggered by the Company without “Cause” or by you for “Good Reason,” as defined in the Executive Benefit Agreement set forth in Exhibit A to this letter, or if you die or become disabled prior to the first anniversary of the Commencement Date then 50% of the total Time Based Grant will vest.  Should your separation be triggered by the Company without “Cause” or by you for “Good Reason,” as defined in the Executive Benefit Agreement set forth in Exhibit A to this letter, or if you die or become disabled subsequent to the first anniversary of the Commencement Date then all of the remaining unvested Time Based Grant will be vested.

Performance Based Vesting

The other $600,000 of the Restricted Stock Grant (the “Performance Grant”) will be subject to modification in number of shares based on performance against criteria established by the Board, with your input, for 2011.  Performance above the established criteria will increase the number of shares in the Performance Grant up to 200% of the target amount, whereas performance below the criteria will result in the forfeiture of some or all of the Restricted Stock Grant on a sliding scale.  The Board will work with you to allocate an additional number of shares above 200% of the Performance Grant that will be based on “stretch” goals for the year.  All goals will be established at the April 2011 meeting of the Board of Directors so you will have ninety (90) days to become established in the business and comfortable with your ability to achieve certain goals in the year.  Once the number of shares in the Performance Grant is established those shares will fully vest 2 years thereafter.

The Performance Grant represents a component of annual compensation.  Annually thereafter you will be eligible to receive grants of Restricted Stock under the Plan in amounts comparable in value to the Performance Grant.  As with the Performance Grant, the actual grant in any subsequent year will be reflective of performance milestones approved by the Board of Directors.

Employee Benefits

During your employment you and your eligible dependents will be entitled to participate in all group health, life, short and long term disability, 401k, automobile and other employee benefit and perquisite plans and programs in which other senior executives of the Company participate, as in effect from time to time and to the extent consistent with applicable law and the terms of the applicable plans and programs.  We will also reimburse you for reasonable business expenses incurred in the performance of your duties hereunder.  In each full calendar year you will be entitled to not less than 25 days of paid vacation time in accordance with the Company’s policies.

In addition, within thirty (30) days following the Commencement Date we will reimburse you for the reasonable legal fees and expenses incurred in connection with negotiating and documenting the terms of your employment with Symmetry, subject to receiving customary back-up documentation regarding such fees and expenses and an aggregate cap of $10,000.

We will also offer you and your eligible dependents Company-paid, post-retirement supplemental health insurance which will be designed to approximate the benefits provided under the Company’s group health plans as they exist from time to time through the time when you and/or your spouse are eligible for other coverage (e.g. Medicare or another employer’s group plan).  This benefit will be available if your separation is triggered by retirement after you attain age 55, or if you die or become disabled at any time during your employment.  Further information regarding this benefit is contained in the attached Executive Benefit Agreement under Exhibit A1.

Relocation Assistance

We understand that you may not relocate to Warsaw, Indiana.  In the event that you do not, we will reimburse you for reasonable travel and housing expenses related to visits to Warsaw from your home.

In the event you decide to relocate your primary residence to Warsaw, we will reimburse you for the cost of reasonable moving expenses incurred in the cost of commissions and professional services you incur in selling your current home, purchasing a new home and moving your primary residence to a location within fifty (50) miles of Warsaw (the “Relocation Expenses”).  To the extent that the Relocation Expenses result in your recognition of additional taxable income, you will be fully grossed-up for any applicable taxes.

Term of Employment

Pursuant to Indiana law your employment is “at will” so either party is able to terminate the employment relationship at any time.  That said, the Company will provide you with a comprehensive severance package pursuant to the terms of the Executive Benefit Agreement set forth in Exhibit A1 attached hereto.  Those benefits are available to you if your employment ends for any reason other than for “Cause” or your decision to terminate for any reason other than “Good Reason” as those terms are defined in the Executive Benefit Agreement.  They include: severance equal to the sum of your Base Salary payable over 12 months (two times the sum of your Base Salary plus your target bonus payable in a lump sum if the termination relates to a change in control); a pro rata amount of your annual bonus (assuming you had achieved all individual objectives), reflective of the number of days you were employed during the calendar year in which termination occurred; and reimbursement of COBRA payments you make during the year following termination (or 24 months in the event of termination following a change in control).  There are some important additional terms in the Executive Benefit Agreement, and its terms will control.

Tom, we are very excited about your joining the team at Symmetry.  We make this offer contingent upon there being no attempt to enforce any non-competition agreements to which you are a party and it is expected that you will honor any such agreements.

We believe that your leadership would help achieve our growth objectives and we welcome the chance to work with you in the future.  In the meantime, if you have any questions or comments regarding any aspect of this offer please contact me at your convenience.

Sincerely,

s/ Craig B. Reynolds

Craig B. Reynolds
Chairman of the Board of Directors,
Symmetry Medical, Inc.

Accepted:	s/Thomas J. Sullivan

EXHIBIT A1

EXECUTIVE BENEFIT AGREEMENT

This Executive Benefit Agreement (the "Agreement") is made and entered into as of January 17, 2011 ("Effective Date") by and between Symmetry Medical, Inc., a Delaware corporation, and Thomas J. Sullivan (the "Executive").

WITNESSETH

WHEREAS, Executive is an executive officer of the Symmetry Medical, Inc. and/or its subsidiaries or other affiliates (together, the "Company"); and

WHEREAS, the Company believes that Executive has made and will continue to make valuable contributions to the productivity and profitability of the Company; and

WHEREAS, the Company desires to encourage Executive to continue to make such contributions and not to seek or accept employment elsewhere; and

WHEREAS, the Company, therefore, desires to assure Executive of certain benefits in the event of any termination or significant redefinition of the terms of his employment with the Company;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and the mutual benefits herein provided, the Company and Executive hereby agree as follows:

1.           Employment Term.  The term of Executive's employment under this Agreement shall commence on the Effective Date and continue until terminated at the election of either the Company or Executive by giving notice of termination pursuant to Section 3 or by Executive's death.

2.           Qualifying Terminations.  The Company shall provide Executive with the severance benefits set forth in Section 4 of this Agreement upon any Qualifying Termination.  As used in this Agreement, "Qualifying Termination" shall mean Executive's resignation for Good Reason, as defined in Section 4.g, or termination by the Company for any reason except the following:

a.
Termination by reason of Executive's Disability.  As used in this Agreement, "Disability" means Executive's inability by reason of illness or other physical or mental condition to perform the duties required by his employment for any consecutive one hundred and twenty day (120) day period.

b.	Termination for Cause. As used in this Agreement, the term "Cause" shall mean the occurrence of one or more of the following events:

i.	Executive's conviction of a felony or of any crime involving moral turpitude;

ii.	Executive's engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, the Company;

iii.	Executive's gross or habitual negligence in the performance of his employment duties for the Company;

iv.
Executive's material violation of the Company's business ethics or conflict-of-interest policies, as such policies currently exist or as they may be amended or implemented during Executive's employment with the Company; or

v.	Executive's misuse of alcohol or illegal drugs which interferes with the performance of Executive's employment duties for the Company or which compromises the reputation or goodwill of the Company.

In addition, severance benefits shall not be payable if Executive's employment terminates because of his resignation without Good Reason or because of his death.

3.           Procedural and Notice Obligations.  Any termination by Company of Executive's employment or any resignation by Executive shall be communicated by a written notice to the other party hereto.  If the Company gives notice of termination, the notice must state whether the Company believes the termination is a Qualifying Termination and, if not a Qualifying Termination, the specific provisions of this Agreement relied upon and the facts and circumstances, in reasonable detail, claimed to provide a basis for such termination.  If Executive gives notice of termination, the notice of termination must state whether Executive believes the termination to be a Qualifying Termination and, if so, the specific provisions of this Agreement relied upon and the facts and circumstances, in reasonable detail, claimed to provide a basis for such termination.  For the Executive to establish a resignation for Good Reason: (i) the Executive must within ninety (90) days of the initial occurrence of the event give written notice to the Company of such occurrence; (ii) the Company must have failed to remedy that occurrence within thirty (30) days after receiving such notice; and (iii) the Executive must resign no later than sixty (60) days after giving such notice.

4.           Severance Benefits.  Following a termination of employment for any reason, Executive shall be paid, on the next regular payday, his earned but unpaid salary, at his then effective rate, for services performed through the date of termination and, within thirty (30) days following the termination, any earned but unpaid incentive bonus for any previous completed year.  In addition, upon a Qualifying Termination, Executive shall receive the following benefits ("Severance Benefits"), less any amounts required to be withheld under applicable law, for twelve months following the Qualifying Termination (the "Severance Period"), subject to the conditions set forth in Section 3, Executive's execution of a Release Agreement, and the expiration of any revocation period therein related to a Qualifying Termination.

a.
Company shall pay to Executive an amount equal to Executive's annual base salary as it existed prior to the Qualifying Termination (which shall be at least equal to the Executive's base salary on the date of this Agreement and any higher amount established after the date of this Agreement).  The payments due hereunder shall be made on the Company's normal and customary pay days during the Severance Period.

b.
If the Qualifying Termination occurs within six (6) months preceding or twenty-four (24) months following a Change in Control, as defined in Section 4.g, in lieu of the payments described in Section 4.a above and 4.c below, the Company shall pay Executive an amount equal to two (2) times the sum of Executive's annual base salary plus his target annual bonus as each existed prior to the Qualifying Termination (which shall be at least equal to the Executive's base salary and target annual bonus on the date of this Agreement and any higher amount established after the date of this Agreement).  Such amount shall be paid to the Executive in a single lump sum.  In addition, the number of months in the Severance Period shall be twenty-four (24) rather than twelve (12).

c.
Within thirty (30) days following the last day of any computation period under an incentive bonus plan or similar plan, Executive shall be paid a lump sum payment equal to (i) any bonus to which Executive would have been entitled if Executive had remained employed through the payment date and had achieved all individual performance objectives, multiplied by (ii) a fraction, the denominator of which is the number of days in any such computation period and the numerator of which is the number of days during the computation period the Executive was employed by the Company.  By way of example, should the computation period be one year, during which the Executive worked 75 days, then the fraction would be 75/365.

d.
The following benefits and payments shall be provided during the Severance Period.  The Company shall reimburse Executive for any amounts paid by Executive for COBRA continuation coverage for himself and his eligible dependents, reduced by an amount equal to the payments Executive made for such coverage immediately prior to the Qualifying Termination.  If Executive's right to COBRA continuation coverage ends because Executive has enrolled in a group medical plan offered by a subsequent employer, Executive's reimbursement under this subsection shall end at the same time. If Executive's COBRA continuation coverage expires because Executive has received the maximum of 18 months of continuation coverage, the Company will continue to pay Executive the same monthly reimbursement amount for the remaining months in the Severance Period.  Following the exhaustion of COBRA benefits, the Company will provide to Executive and his eligible dependents a supplemental medical benefit plan that approximates the benefits provided to its employees under its group medical plan(s) as they exist from time to time (the “Extended Health Benefits”).  The Extended Health Benefits will be provided through the date that Executive or his spouse is eligible for other health care benefits, including but not limited to those offered by another employer or the state or federal governments.

e.
If, as of the date Executive's employment terminates, Executive is a "key employee" within the meaning of Section 416(i) of the Internal Revenue Code (the "Code") and the Company has stock that is publicly traded on an established securities market or otherwise, any payment that constitutes deferred compensation because of employment termination will be suspended until the first day of the seventh month following the month in which Executive's last day of employment occurs.  "Deferred compensation" means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Section 409A of the Code.

f.
In the event that any benefits payable to the Executive as a result of a Change in Control (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 4.f, would be subject to the excise tax imposed by Section 4999 of the Code, then any Change in Control benefits hereunder shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent  state or local excise taxes), results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 4.f will be made in writing by independent public accountants as the Company and the Executive agree (the “Accountants”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 4.f, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.  Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to the Executive.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Executive’s equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

g.	As used in this Agreement, a "Change in Control" of the Company means:

i.
The acquisition by any individual, entity or group (a "Person") of beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company.

ii.
The replacement of a majority of members of the Board of Directors during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election;

iii.	A reorganization, merger or consolidation (a "Combination"), in each case, unless, following such Combination:

a.
more than fifty percent (50%) of the then combined voting power of the securities of the corporation resulting from such Combination is beneficially owned by all or substantially all of the individuals and/or entities who were the beneficial owners of the outstanding Company common stock immediately prior to such Combination in substantially the same proportions as their ownership of voting power immediately prior to such Combination, and

b.
at least a majority of the members of the board of directors of the corporation resulting from such Combination were members of the Company's Board at the time of the execution of the initial agreement providing for such Combination;

iv.	A complete liquidation or dissolution of the Company; or

v.	The sale or other disposition of all or substantially all of the assets of the Company.

Despite any other provision of this Section 4.f to the contrary, an event shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and its interpretive regulations.

h.
As used herein, any voluntary resignation by Executive shall be for "Good Reason" if the resignation follows any of these events: a material reduction in the Executive's base salary or target bonus from its level as of the date of this Agreement or any higher level established hereafter (in a single or multiple reductions); a material reduction in the Executive's duties or responsibilities from those that exist on the date of this Agreement or as established hereafter; or a material breach or repudiation by the Company of its obligations under this Agreement or any other agreement prescribing the terms and conditions of his employment.

5.           Settlement and Waiver of Claims by Executive.  Executive acknowledges and agrees that Executive's acceptance of the Company's payment of the severance benefits pursuant to Section 4 of this Agreement shall be deemed to constitute a full settlement and discharge of any and all obligations of the Company to Executive arising out of this Agreement, Executive's employment with the Company and/or the termination of Executive's employment with the Company, except for any vested rights Executive may have under any insurance, stock option or equity compensation plan or any other employee benefit plans sponsored by the Company.  Executive further acknowledges and agrees that as a condition to receiving any of the severance benefits pursuant to Section 4 of this Agreement, Executive will execute and not revoke a release agreement in form and substance reasonably satisfactory to the Company pursuant to which Executive will release and waive any and all claims against the Company (and its officers, directors, shareholders, insurers, employees and representatives) that exist as of the date of the release, including but not limited to any and all claims arising out of this Agreement, Executive's employment with the Company, and/or the termination of Executive's employment with the Company, and all claims under any federal, state and local laws including the Age Discrimination in Employment Act of 1967, as amended (the "Release Agreement").  Notwithstanding the foregoing, the Release Agreement shall not affect or relinquish (a) any vested rights Executive may have under any insurance, stock option or equity compensation plan, or other employee benefit plan sponsored by the Company, (b) any claims for reimbursement of business expenses incurred prior to the employment termination date, (c) any rights to severance benefits under Section 4 of this Agreement, (d) any claims for indemnification and/or coverage under the Company’s Directors and Officers liability insurance coverage and (e) any claims that cannot as a matter of law be released.  Company shall provide Executive with the Release Agreement within ten (10) days of the date of any Qualifying Termination, and severance benefits shall commence (or be paid) on the payroll date commensurate with or next following the 45th day following the Qualifying Termination.

6.           Executive's Obligations.  To induce the Company to enter into this Agreement, Executive agrees as follows:

a.
Covenants Not To Compete.  During Executive's employment with the Company and for a period of twelve (12) months immediately after the termination of his employment, Executive will not, directly or indirectly, without the prior written consent of the Board of Directors (which consent will not be unreasonably withheld):

i.
accept employment with, or perform any services for any Competitor of the Company or any of the Company's top ten (10) customers based on sales volume in the prior fiscal year.  For the purposes of this Section 6, the term "Competitor" means a company that manufactures orthopedic or aerospace products or services that compete in the marketplace with products or services that the Company provides at the time Executive's employment ends;

ii.
accept employment with or perform any services for any of the Company's customers with whom Executive had contact within the last two (2) years of his employment, if doing so would in any way reduce the level of business the customer does with the Company or otherwise adversely affect the Company's business relationship with the customer;

iii.
accept employment with or perform any services for any Competitor anywhere within the Restricted Geographic Area (a) in the same or similar capacity or function to that in which Executive worked for the Company, (b) in any executive, officer or senior management capacity or function, (c) in any sales, sales management, or customer management capacity or function, (d) in any product development or product improvement capacity, or (e) in any other capacity in which Executive's knowledge of the Company's confidential information or the customer goodwill Executive helped to develop on behalf of the Company would facilitate or support Executive's work.  For purposes of this Agreement, the term "Restricted Geographic Area" means (i) each and every State of the United States of America in which the Company is manufacturing or selling any of its products or services at the time Executive's employment ends; and (ii) each and every country in which the Company is manufacturing or selling any of its products and services at the time Executive's employment ends.  However, if the Competitor has separate divisions, business units or segments, some of which are not competitive with the business of the Company, nothing herein shall prohibit Executive from being employed by or working for only that segment of the business that is not competitive with the business of the Company, provided Executive's work does not involve any products or services that compete with the Company's products and services;

iv.
urge, induce or seek to induce any of the Company's customers to reduce or terminate their business with the Company or in any manner interfere with the Company's business relationships with its customers;

v.
urge, induce or seek to induce any of the Company's customers with whom Executive had contact during the last two (2) years of his employment with the Company, to reduce or terminate their business with the Company or in any manner interfere with the Company's business relationships with its customers;

vi.	acquire or maintain an ownership interest in any Competitor, except passive ownership of up to two percent (2%) of any publicly traded securities;

vii.
either on his own account or for any other person, firm or company solicit, hire, employ or attempt to solicit, hire or employ, or endeavor to cause any employee of the Company to leave his employment, or to induce or attempt to induce any such employee to breach any employment agreement with the Company.

viii.
urge, induce or seek to induce any of the Company's independent contractors, subcontractors, consultants, vendors or suppliers to reduce, terminate or modify in any way their relationship with the Company;

ix.
disparage the Company, its directors, officers, employees, products, facilities or other persons or things associated with the Company or otherwise publish or communicate any information or opinions that would reasonably be considered to be derogatory or critical of the Company, its Directors, officers, employees, products, facilities or other persons or things associated with the Company.   The Company and its Directors and officers will likewise neither disparage the Executive nor otherwise publish or communicate any information or opinions that would reasonably be considered to be derogatory or critical of the Executive.  Notwithstanding the foregoing, the Company shall not be in breach of this provision for including truthful information in any periodic or other filing with the SEC.

b.
Confidentiality.  Executive will keep confidential and not, directly or indirectly, divulge or use for any purpose whatsoever (other than in the performance of his duties for the Company or as compelled by law), any of the Company's confidential information, business secrets or trade secrets including, but not limited to, information concerning such matters as the Company's products, services, customers, finances and operations.  All of the Company's confidential information, business secrets and trade secrets shall be the sole and exclusive property of the Company.  Executive's confidentiality obligations shall not apply to any information that through lawful means has become generally known outside the Company or is readily available in the public domain.

Upon the termination of Executive's employment with the Company, or any time at the Company's request, Executive shall immediately deliver to the Company any and all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, electronic data (in whatever form or media), and all copies thereof, in Executive's possession or under Executive's control, whether prepared by Executive or others, containing the Company's confidential information, business secrets or trade secrets.

c.
Disclosure of Developments.  Executive agrees to disclose promptly to Company all Developments made or conceived by Executive (whether at the business premises of Company, at home, or elsewhere), either solely or jointly with others, during Executive’s Employment Period.  "Developments" means all products, methods, inventions, improvement, concepts, designs, formulas, techniques, processes, discoveries, know-how, and ideas related to Company's business.

d.	Ownership of Developments.

i.
All Developments made or conceived by Executive (whether at the business of Company, at home, or elsewhere), either solely or jointly with others, during Executive’s Employment Period will be the sole and exclusive property of Company.  Executive hereby assigns to Company all of his rights, title, and interest in any and to all such Developments, together with any Proprietary Rights related thereto.

ii.
Both during Executive’s Employment Period and thereafter, Executive agrees, at Company's expense, to take such actions and to sign such applications, assignments, and other documents as may be reasonably requested by Company from time to time in order to protect Company's right, title, or interest in any Developments and/or to obtain or maintain any Propriety Rights related thereto.

7.           Survival of Obligations/Extension/Severability/Remedies/Forfeiture.

a.
Survival of Obligations.  Executive acknowledges and agrees that his obligations under Section 6 shall survive the expiration or termination of this Agreement and the termination of his employment with the Company, irrespective of the reason for the termination of the Agreement and/or employment.  Executive further acknowledges and agrees that the post-employment restrictions set forth in Section 6 of this Agreement are and shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Executive's obligations under Section 6 of this Agreement or to preclude the Company from obtaining injunctive or other relief for Executive's violation or threatened violation of any provision in Section 6, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company's enforcement of Executive's obligations under Section 6 of this Agreement.

b.
Extension.  In the event Executive violates any of the restrictive covenants contained in Section 6, the duration of such restrictive covenant shall automatically be extended by the length of time during which Executive was in violation of such restriction.

c.
Severability; Modification of Restrictions.  Executive agrees and understands that the restrictions in Section 6 are reasonable in light of Executive's position of trust with the Company, the highly competitive nature of the Company's business and the fact that the Company has invested substantial time, money and other resources developing the confidential information, business secrets, trade secrets and relationships with its customers, employees, vendors and contractors.  Executive also agrees and represents that the restrictions in Section 6 will not impair his ability to find suitable subsequent employment.  Although Executive and the Company consider the restrictions contained in Section 6 to be reasonable and enforceable, Executive and the Company acknowledge and agree that if any provision of Section 6 is determined to be unenforceable for any reason (a) such unenforceability shall not affect the enforceability of the remainder of the Agreement; and (b) the provision shall automatically be deemed reformed so that it shall have the closest effect permitted by applicable law to the original form and shall be enforced on that basis.

d.
Remedies.  Executive recognizes that a breach or threatened breach of Section 6 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury.  For this reason, Executive agrees that the Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of money damages.  In addition to all other relief to which it shall be entitled, the Company shall be entitled to recover from Executive all litigation costs and attorneys' fees incurred by the Company in any action or proceeding relating to Section 6 of this Agreement in which the Company prevails in any respect.

e.
Forfeiture.  Executive agrees that if he either fails to fully and completely comply with each and every provision of Section 6 of this Agreement or challenges the enforceability of any provision in Section 6, then in such event the Company shall have the right to discontinue payment of any compensation that would otherwise be payable to Executive under this Agreement without any recourse by Executive, and Executive shall be obligated to repay immediately all amounts the Company already has paid to Executive under this Agreement.  The Company and Executive acknowledge and agree that such remedy is in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with Executive's breach or threatened breach of Section 6.  If Executive fails to comply with this provision, then in addition to all other relief to which it may be entitled, the Company also shall be entitled to recover from Executive all litigation costs and attorneys' fees incurred by the Company in any action or proceeding relating to this Section 7 in which the Company prevails in any respect.

8.           Payments Upon Executive's Death.  Should Executive die while any amounts are payable hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive's executors, administrators, heirs, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or if there be no such designee, to his estate.

9.           Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Mr. Thomas J. Sullivan

If to the Company:

Symmetry Medical Inc.
3724 N. St. Rd. 15
Warsaw, IN 46582
Attention:  Chief Executive Officer
Copy to:    General Counsel

or to such other address as any party may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.           Venue, Choice of Law and Jurisdiction.  The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Indiana, except its choice-of-law provisions.  The parties agree that all legal disputes regarding this Agreement will be resolved by the state or federal courts located in Ft. Wayne, Indiana, and irrevocably consent to service of process in such city for such purpose.

11.           Waiver, Modification and Complete Agreement.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.  No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.

12.           Severability.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.           Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same Agreement.

14.           Assignment.  This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided herein.  Without limiting the foregoing, Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent and distribution as set forth in Section 8 hereof, and in the event of any attempted assignment or transfer contrary to this Section 14, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

15.           Source of Payments; No Lien by Executive.  Any benefits payable under this Agreement shall be paid solely from the general assets of the Company.  Neither Executive nor Executive's beneficiary shall have interest in any specific assets of the Company under the terms of this Agreement.  This Agreement shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between Executive and the Company.

16.           Section 409A. This Agreement shall be interpreted and applied in a manner consistent with any applicable standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and other regulatory guidance.  To the extent that any terms of this Agreement would subject Executive to gross income inclusion, interest, or additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Section 409A of the Code standards.

17.           Other Agreements.  Except as previously disclosed by Executive to the Company in writing, Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement that would materially interfere with his ability to perform his duties for the Company.

18.           Indemnification; Insurance Coverage.  Executive will be indemnified to the maximum extent permitted by law for his acts and omissions as a director, officer and/or employee of the Company and its subsidiaries.  The Company will cover Executive under Directors and Officers liability insurance both during his employment and for so long thereafter as liability exists to the same extent as the Company covers its then active officers and directors.

19.           Complete Agreement.  This Agreement does not affect Executive's rights or duties under the 2004 Equity Incentive Plan, any successor equity incentive plan, or any related award or restriction agreements between Executive and the Company.  With those exceptions, this Agreement, together with the offer letter dated January 17, 2011, completely supersedes and replaces any other employment agreement or other agreement covering the same or similar terms and conditions of this Agreement, whether written or oral, between Company and Executive which was entered into prior to the date of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date set forth above.

SYMMETRY MEDICAL, INC.

By:

EXECUTIVE: